Exhibit 107

Calculation of Filing Fee Table

Form S-8

McEwen Ming Inc.

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)
Fees to be Paid	Equity	Common stock, no par value per share	Rule 457(c) and Rule 457(h)	1,250,000	$6.62	$8,275,000	0.0001476	$1,221.39
	Total Offering Amounts					$8,275,000		$1,221.39
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$1,221.39

(1)	This Registration Statement on Form S-8 covers shares of common stock, no par value per share “(Common Stock”), of McEwen Mining Inc. (the “company”) (i) authorized for issuance under the Amended and Restated McEwen Mining Inc. Equity Incentive Plan (the “Restated Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended, any additional shares of Common Stock that may become issuable under the Restated Plan by reason of any stock dividend, stock split or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price per Unit and the Maximum Aggregate Offering Price are based on the average of the high ($6.89) and low ($6.35) prices of the Registrant's Class A Common Stock as reported on the NASDAQ Global Select Market on November 1, 2023, rounded up to the nearest penny.

(3)	Rounded up to the nearest penny.